Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Honeywell International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 20, 2007 relating to the financial statements, which appears in the Annual Report of Honeywell Savings and Ownership Plan on Form 11-K for the year ended December 31, 2006.

 /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Florham Park, New Jersey

February 1, 2008